UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No. 1 )

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ACT Teleconferencing, Inc.

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ACT Teleconferencing, Inc.

1658 Cole Boulevard, Suite 130

Golden, Colorado 80401

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:

The annual meeting of shareholders of ACT Teleconferencing, Inc. will be held at our offices located at 1526 Cole Boulevard, Suite 300, Golden, Colorado 80401, on Wednesday, July 17, 2003, at 12:00 p.m. MDT, for the following purposes:

1.	To elect three directors of the company, Terry Matlack, Mack V. Traynor, III and James F. Seifert, to serve until the 2006 annual meeting of shareholders or until their respective successors are elected and qualified;

2.	To approve an amendment to the Stock Option Plan of 2000 making an additional 400,000 options available for grant under the plan;

3.	To ratify the appointment of Ernst & Young LLP as our independent accountants for the fiscal year ending December 31, 2003; and

4.	To transact any other business as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

Your Board of Directors recommends that you vote in favor of the proposed directors described in the proxy statement, for the amendment to the Stock Option Plan of 2000, and for the ratification of the appointment of Ernst & Young LLP as our independent accountants.

To ensure your representation at the annual meeting, you are urged to vote as soon as possible by completing the enclosed proxy card according to the instructions on the card, and signing, dating and returning it in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with your instructions. You may, of course, attend the annual meeting and vote in person even if you have previously returned your proxy card.

The approximate date of mailing this notice of annual meeting of shareholders and accompanying proxy statement is June 20, 2003.

By Order of the Board of Directors

/s/    Gerald D. Van Eeckhout

Chairman of the Board and Chief Executive

Officer

June 20, 2003

Annual Meeting of Shareholders

Proxy Statement

Annual Meeting	July 17, 2003,12:00 p.m., MDT
Location	ACT Teleconferencing, Inc. 1526 Cole Boulevard, Suite 300 Golden, CO 80401

Record Date	5:00 p.m., EDT, May 12, 2003. If you were a shareholder at that time, you may vote at the meeting. Each share of Common Stock is entitled to one vote.

On May 12, 2003, 10,243,275 shares of our Common Stock were outstanding.

Agenda	1. Elect three directors. 2. Approve the third amendment to the 2000 Stock Option Plan. 3. Ratify the selection of Ernst & Young LLP as our independent auditors for 2003. 4. Any other proper business.

Proxies	Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “for” the Board of Directors’ nominees and “for” agenda items 2 and 3. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the Board of Directors or proxy holders will vote for a person whom they believe will carry out our present policies. A quorum for the annual meeting is a majority of the outstanding shares of Common Stock, whether in person or by proxy, at the annual meeting.

Proxies Solicited By	The Board of Directors

First Mailing Date	We anticipate mailing this proxy statement on June 20, 2003.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, you may notify the Secretary of the Company in writing, or you may appear at the annual meeting and vote your shares in person.

Solicitation Costs	We will pay the costs of soliciting proxies from shareholders.

Shareholders’ Proposals	Shareholders’ proposals intended to be presented at the 2004 annual meeting must be received by the Company no later than March 19, 2004, for inclusion in the Company’s proxy statement and form of proxy for that meeting. No shareholder proposal will be considered at the 2004 annual meeting unless notice of such proposal is received by the company no later than April 18, 2004.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

The following table sets forth certain information regarding beneficial ownership of common stock as of May 31, 2003, by our officers, directors, subsidiary officers, and principal shareholders. A principal shareholder is a person who holds beneficial ownership of five percent or more of our outstanding common stock. Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options or warrants that are exercisable within 60 days following May 31, 2003. Shares issuable from stock options or warrants are deemed outstanding for computing the percentage of the person holding the options, but are not outstanding for computing the percentage of any other person.

The percentage of beneficial ownership for the following table is based on 10,243,275 shares of common stock outstanding as of May 31, 2003.

To our knowledge, except as indicated in the footnotes to the table, the persons named below have sole voting and investment power with respect to all shares of stock.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Relationship with ACT	Number of Shares Currently Owned	Shares Acquirable Within 60 Days	Percent of Class
Gerald D. and Carolyn R. Van Eeckhout (1)	Officers and Directors	658,989	50,000	6.89%
Ronald J. Bach	Director	89,300	45,000	1.31%
Donald L. Sturtevant	Director	54,000	35,000	*
James F. Seifert (2)	Director	292,450	373,383	6.32%
Gavin J. Thomson (1)	CFO	33,070	95,675	1.25%
Gene Warren (1)	COO	104,670	95,075	1.93%
Mack Traynor	Director	3,500	—	*
Jules L DeVigne	Director	3,500
Keith S. Bares	Director	—	—	*
Terry Matlack	Director	—	—	*
Total Officers and Directors	Director	1,239,479	694,133	17.68%
David Holden (3)	Officer/Sub	349,200	3,800	3.44%
Robert Aubry (4)	Officer/Sub	8,942	26,575	*
Peter Eeles (5)	Officer/Sub	98,177	22,075	1.17%
Bob Kaphan (6)	Officer/Sub	108,578	—	1.06%
GMN Investors II, L.P. (7)	Shareholder	200,000	400,000	5.64%
Perkins Capital Management (8)	Shareholder	1,016,100	44,625	10.31%
NewWest Mezzanine Fund LP (9) (10)	Shareholder		541,667	5.02%
Convergent Capital Partners I, LP (10,11)	Shareholder	—	541,667	5.02%
KCEP Ventures II, LP (10,12)	Shareholder	—	916,667	8.21%

*	Less than 1%.
(1)	1658 Cole Boulevard, Suite 130, Golden, Colorado 80401.
(2)	Of the number of shares acquirable within 60 days, 333,333 are warrants granted to Mr. Seifert in connection with the company’s recent financing; the warrants are immediately exercisable at $2.50 per share and expire on May 12, 2010. For more information, see “Transactions with Related Parties” below.
(3)	Queens House, Kymberley Road, Harrow, Middlesex, HA1 1US, United Kingdom. Mr. Holden is not an executive officer of the Company, but is included herein as a “subsidiary officer” pursuant to Item 402(a)(3)(iii) of SEC Regulation S-K.
(4)	555 Legget Drive, Tower B, Suite 842, Kanata, Ontario. Mr. Aubry is not an executive officer of the Company, but is included herein as a “subsidiary officer” pursuant to Item 402(a)(3)(iii) of SEC Regulation S-K.
(5)	115 Pitt Street, Level 4, Sydney, NSW, 2000. Mr. Eeles is not an executive officer of the Company, but is included herein as a “subsidiary officer” pursuant to Item 402(a)(3)(iii) of SEC Regulation S-K.
(6)	99 Swift Street, Suite 200 South Burlington, VT 05403. Mr. Kaphan is not an executive officer of the company, but is included herein as a “subsidiary officer” pursuant to Item 402(a) (3) (iii) of SEC Regulation S-K.
(7)	20 Williams Street, Suite 250, Wellesley, MA 02481.
(8)	730 E. Lake Street, Wayzata, MN 55391-1769.
(9)	1700 Lincoln Street, Suite 2000, Denver, CO 80203
(10)	These warrants were acquired in connection with our senior secured subordinated financing in May of 2003. The warrants are immediately exercisable at $2.50 per share and expire on May 12, 2010.
(11)	5353 Wayzata Blvd., Suite 205, Minneapolis, MN 55416
(12)	233 W. 47th Street, Kansas City, MO 64112

PROPOSAL 1: ELECTION OF DIRECTORS

Our articles of incorporation and their amendments set the maximum number of directors at nine with our Board determining the exact number from time to time. Each class is elected for a term expiring at the annual meeting of shareholders in the third year after election. Our Board has established the size of the Board at eight members, with two classes of three members and one class of two members. There are currently no vacant seats on the Board, and we currently have nine directors as a result of the appointment of two new directors in connection with our recent financing, described below. Carolyn Van Eeckhout will retire from the Board at the Annual Meeting, returning the Board to eight members.

Our Personnel and Compensation Committee will consider nominees to the Board of Directors that our shareholders recommend. A shareholder desiring to submit a recommendation should send it to us in a letter addressed to the Chair of the Personnel and Compensation Committee, James F. Seifert.

Name and Principal Occupation or Employment (2)	Age*	First Became A Director (2)	Shares of Common Stock Beneficially Owned as of May 31, 2003 (3)	Percentage of Common Stock Outstanding (3)
Nominees for Term Ending in 2006

Mack V. Traynor, III
President and Chief Executive Officer, HEI, Inc. (5)	44	2003	11,000	*

James F. Seifert
Chairman and Chief Executive Officer, James F. Seifert & Sons LLC.—Retired	75	1991	670,783	6.32%

Terry Matlack, Kansas City Equity Partners	47	2003	0	*

Continuing Directors With Terms Ending in 2005

Jules L. DeVigne
Executive Vice President, Polycom, Inc. (6)	63	2003	11,000	*

Carolyn R. Van Eeckhout
Vice President of Human Resources, ACT Teleconferencing (7)	65	1991	(1)	(1)

Donald L. Sturtevant
Chairman of the Board and Executive Vice President, Medafor (4)	65	1996	89,000	*

Continuing Directors With Terms Ending in 2004

Gerald D. Van Eeckhout
Chairman and Chief Executive Officer, ACT Teleconferencing (1)	62	1989	708,989	6.92%

Ronald J. Bach
Certified Public Accountant, Partner Deloitte & Touche—Retired 1991	69	1992	144,300	1.40%

Keith S. Bares, Partner, Convergent Capital Partners I, LP	46	2003	0	*

*	Less than 1%
**	Age as of April 15, 2003.
(1)	Gerald D. Van Eeckhout and Carolyn R. Van Eeckhout are husband and wife. Shares are jointly reported under Gerald D. Van Eeckhout.
(2)	Except as disclosed in the directors’ biographies on the following pages, there have been no changes in principal occupation or employment for the directors during the past five years.
(3)	Except as disclosed in note (1), above, in no case was voting or investment power shared with others.
(4)	Don Sturtevant recently left St. Croix Medical, Inc. to manage Medafor, a company he started in early 1999.
(5)	HEI, Inc. is publicly traded on the NASDAQ National Market.
(6)	Polycom, Inc. is publicly traded on the NASDAQ National Market.
(7)	Carolyn Van Eeckhout is retiring from the Board as of July 17, 2003.

DIRECTORS AND EXECUTIVE OFFICERS

Ronald J. Bach (69), a director since 1992, is a certified public accountant and was continuously employed by the firm of Deloitte and Touche from 1955 until his retirement in 1991, at which time he was partner in charge of its Bloomington, Minnesota office. He holds a bachelor’s degree in business administration from the University of Minnesota, and serves as a director of a number of privately held companies in which he has an ownership interest. Mr Bach also serves as a director for Hector Communications Corp., a Company traded on the American Stock Exchange that operates local exchange carriers and cable television businesses. His current term as a director ends 2004.

Keith S. Bares (46) has more than 20 years of experience in investment banking and finance. He is a founder and partner of Convergent Capital Partners I, LP, a Minneapolis-based investment firm formed in 1998, focusing on mezzanine investments. Prior to founding Convergent Capital, he spent 13 years at Salomon Brothers, Inc. and Merrill Lynch & Co. Previously, Mr. Bares worked at Norwest Corp. and Gelco Equipment Leasing Co. in credit and commercial lending. Mr. Bares’ education includes a bachelor’s degree from the University of St. Thomas, and a master’s of management degree from the J.L. Kellogg Graduate School of Management at Northwestern University. He was appointed to the Board on June 6, 2003, in connection with our recent financing described below under “Transactions with related parties.” His current term as director ends in 2004.

Jules L. DeVigne (63) was appointed to the Board of Directors on April 23, 2003, and his current term for director ends 2005. Mr. DeVigne has been in the teleconferencing industry for 20 years, most recently as executive vice president of Polycom, Inc., a publicly traded company. He previously served from 1997–2001, as CEO of Accord Networks, a leading producer of multipoint control units for the conferencing industry, until Accord was purchased by Polycom in 2001. Prior to 1997, he served as vice president of worldwide sales for Video Server. Before entering the teleconferencing industry, he served in various worldwide and U.S. sales, marketing, and executive positions with Innovative Technologies, Netrix, Paradyne and IBM Corporation. Mr. DeVigne received his bachelor’s degree from Duke University.

Terry Matlack (47) joined Kansas City Equity Partners, a Kansas City based venture capital firm, as partner in March 2001. Previously, he served as president of GreenStreet Capital, Inc., a private equity investment firm in Lenexa, Kansas. From 1995–2001 Mr. Matlack served in various operating roles for GreenStreet or its affiliated companies. In that regard,, he served as president of Ameritel and later as the CEO of Evercom, Inc. (purchaser of Ameritel), a provider of specialized telecommunications services. He also served as president of the Council Grove Telephone Company, a local telephone exchange. Prior to GreenStreet, he was an executive with several communications companies, and has a background in corporate finance. Mr. Matlack holds the designation of Chartered Financial Analyst and is a licensed attorney in the State of Kansas. He holds a master’s of business administration degree and juris doctorate from the University of Kansas, and a bachelor’s degree in business administration from Kansas State University. Mr. Matlack was appointed to the Board on May 14, 2003, in connection with our recent financing described below under “Transactions with related parties,” and is candidate for director with a term ending 2006.

James F. Seifert (75), one of our initial directors since 1991, was chairman and chief executive officer of James F. Seifert & Sons LLC since 1993. Mr. Seifert retired in 1998. Previously, he was chairman and chief executive officer of Grafton Group, Inc., doing business as Seifert’s, a women’s apparel chain that operated up to 234 stores nationally. Mr. Seifert received his Bachelor of Science degree in commerce from the University of North Dakota in 1950. He is a former president of the University of North Dakota Foundation, and received an Honorary Doctorate from the University. His current term as a director ends in 2003, and he is a candidate for director with a term ending 2006.

Donald L. Sturtevant (65), was elected as one of our directors in 1996. His current term as a director ends in 2005. Presently, he is chairman of the board and executive vice president of Medafor, a company he started in early 1999. From 1996–2002, he was the chief operating officer and a director of St. Croix Medical, Inc., a medical implant hearing systems company. Prior to St. Croix Medical, Inc., he was president and chief executive officer of MediVators, Inc. from 1991 through 1996. Previously, he held the positions of CEO and chairman of the board of BallistiVet, Inc., from 1988 through 1990. Mr. Sturtevant received a Bachelor of Science degree in business administration from the University of Minnesota in 1966, and is a 1975 graduate of Northwestern University’s International Management Program in Bergenstock, Switzerland.

Gavin J. Thomson (45), our vice chairman and chief financial officer, secretary, and treasurer, joined us in February 1997. From 1990 to 1996, Mr. Thomson served as chief financial officer and then managing director of TEK Corporation in Johannesburg, South Africa. TEK Corporation was then one of the largest consumer electronics companies in South Africa, that manufactured and distributed products under license to General Electric, RCA and Pioneer of Japan. He is a

chartered accountant (South Africa), having worked for Ernst & Young and Deloitte and Touche, both in South Africa and in the United States, and received his bachelor’s and post-graduate degrees in accounting from Natal University, South Africa. Mr. Thomson earned his master’s degree in business administration from the University of Denver, and completed the Stanford Business School Advanced Management College.

Mack V. Traynor III (44), was appointed to the Board of Directors on April 23, 2003 and is a candidate for director with a term ending in 2006. Mr. Traynor was appointed to the Board on March 19, 2003. Presently he is the CEO and president of HEI, Inc, a Nasdaq-listed company specializing in the design and manufacture of ultra-miniature micro-electronic devices and products incorporating those devices. From 2000 until the present, Mr. Traynor has been president and CEO of Supreme Companies, Inc., a landscape design company. He began his 20-year telecommunications career working with Northwestern Bell/US West, and has served in executive roles at several communications and e-commerce companies. From 1998-2000 he was president and chief executive officer of NEO Networks, Inc., an E-commerce company, and in 2001 he was president and chief executive officer of DotheGood, Inc., an E-commerce company. Mr. Traynor has a bachelor’s degree from St. Olaf College and a master’s of business administration degree from the University of Minnesota.

Carolyn R. Van Eeckhout (65), one of our founders, serves as vice president of human resources for ACT Teleconferencing, Inc. She has been one of our directors since 1991, and has been employed by us since our inception. From 1985 to 1989, she was a self-employed consultant to various health professionals and the Denver Public Schools. She received her bachelor’s degree in education from Pennsylvania State University. Although her current term as director ends in 2005, she has announced that she will retire from our Board as of July 17, 2003.

Gerald D. Van Eeckhout (62), one of our founders, has been chairman of our Board of Directors and chief executive officer since our formation in 1989. His current term as a director ends in 2004. From 1982 to 1989, Mr. Van Eeckhout was president, chief executive officer, and a director of ConferTech International, Inc., a teleconferencing services and manufacturing company, which was subsequently sold to Global Crossing. Before 1982, he served seven years as chief financial and administrative officer of Medtronic, Inc., five years as chief financial and planning officer at Pillsbury International Division, and eight years as a certified public accountant with Touche Ross & Co., based in Minneapolis, Minnesota. He received a bachelor’s of science degree from the University of North Dakota in 1962, and completed the Stanford Executive Program in 1976. He has been a national director of the American Electronic Association and president of the University of North Dakota Foundation.

Gene Warren (50), our chief operating officer, joined us in August 1996. Mr. Warren came to us with over 20 years of executive and technical experience in telecommunications. From 1993 to 1996, Mr. Warren served as senior vice president of business development, operations, and technology at Global Access, a teleconferencing services company later acquired by Williams Communications and subsequently by Genesys Group. Prior to his employment by Global Access, he served as director of technical services for ConferTech International and senior director of technical support for MCI. Mr. Warren received a bachelor’s of science degree in physics and mathematics from Clark Atlanta University in 1975 and completed the Stanford Executive Program.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES

Directors’ fees

We compensate our non-executive directors through a plan that provides for payment of directors’ fees in the form of stock options or stock grants. Under this plan, we granted stock options to our three non-executive directors totaling 15,000 shares in each year from 1997 to 1999 at exercise prices ranging from $5.00 to $9.00 per share and a total of 15,000 shares at an exercise price of $8.00 per share in 2000. Also in 2000, we made stock grants of 500 shares to each of our non-executive directors at a grant price of $8.00 per share. In 2001, we made a stock grant of 3,000 shares to each of our non-executive directors at a grant price of $5.00 per share, in addition to grants of 5,000 options at a $5.00 per share exercise price. In 2002, we made a stock option grant of 10,000 shares to each of our non-executive directors at a grant price of $4.00 per share. All options vest one year from the date of grant and expire ten years from the date of grant.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors formally met nine times during the last fiscal year. In addition, the Board meets informally and by teleconference as and when business circumstances require. The Board of Directors has an Audit Committee and a Personnel and Compensation Committee, each composed of three independent Board members. The Personnel and

Compensation Committee is the nominating committee. One director, Donald Sturtevant, attended less than 75% of the Audit Committee meetings, Personnel and Compensation Committee meetings, and Board of Directors meetings during the last fiscal year due to an extended illness. The remaining directors attended 100% of the Board of Directors meetings and 100% of committee meetings on which the director served.

The Personnel and Compensation Committee met eight times during the last fiscal year. The purpose of the committee is to establish and execute compensation policy and programs for ACT Teleconferencing, Inc. executives and employees. It also determines the allocation of amounts to be paid under our incentive compensation plan and options to be granted under our stock option plan.

The Audit Committee, which is composed of independent directors as currently defined in Rule 4200(a)(15) of the National Association of Securities Dealers Listing Standards, and is governed by a written charter approved by the Board of Directors, met three times last fiscal year. The purpose of the committee is to assist the Board of Directors in fulfilling its oversight responsibility of ensuring the quality and integrity of our auditing and financial reporting practices. We are reviewing and updating our charter to assure the Company’s compliance with the new rules arising from the Sarbanes-Oxley Act of 2002, and the proposed changes to NASDAQ’s corporate governance rules.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the internal controls of the Company. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, and the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards Number 61. In addition, the Committee has discussed with the independent auditors their independence from management and the Company, including matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees, and the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and the acceptability of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

Ronald J. Bach, Chair

James F. Seifert, Member

Donald L. Sturtevant, Member

June 20, 2003

Executive Compensation.

The following table sets forth the compensation paid to our chief executive officer and our four most highly compensated executive officers for the fiscal years ended December 31, 2002, December 31, 2001, and December 31, 2000. All amounts are in U.S. dollar.

	Annual Compensation			Long-term Compensation Awards
Name	Year	Salary	Bonus	Restricted Stock Awards ($)		Securities Underlying Options ($) (1)		All Other Compensation ($)
Gerald Van Eeckhout	2002 2001 2000	$222,500 230,000 200,000	$15,000 59,778	$10,957	(5)	$30,957	(4)	$13,471 35,471 22,454	(2)(3) (2)(3) (2)(3)
Gavin Thomson	2002 2001 2000	189,063 200,000 160,000	30,000 21,336 59,778	7,979	(5)	27,979 20,000	(4) (7)	6,000 6,000 6,112	(3) (3) (3)
Gene Warren	2002 2001 2000	217,980 230,000 200,000	224,130 35,377 59,063	9,176 200,000	(5) (6)	29,176	(4)	14,514 6,000 6,418	(3)(8) (3) (3)
Wayne McAllister(9)	2002	190,486	13,900	7,181	(5)	7,181 10,000	(4) (11)	8,975	(3)
Bob Kaphan (10)	2002	175,000

(1)	All options are for the purchase of Common Stock.
(2)	Includes an annual disability insurance premium payment and a split life insurance policy.
(3)	Includes car allowances.
(4)	20,000 options granted on June 28, 2002 at an exercise price of $2.90 per share to Messrs. Warren, Thomson and Van Eeckhout. These options expire ten years from the date of grant and vest at 25% per year. The balance were granted under the 2002 Performance Incentive Plan with an exercise price of $1.41, are 100% vested, and expire October 1, 2012.
(5)	Relates to stock grants made as part of the 2002 Performance Incentive Plan. Stock grants made pursuant to the Performance Incentive Plan are subject to vesting rights throughout 2003.
(6)	Relates to 32,000 shares of restricted stock originally granted to Gene Warren as part of his long term incentive package. This stock grant has been cancelled and the 32,000 shares of restricted stock were returned to the company.
(7)	Options granted on September 10, 2001 at an exercise price of $5.00 per share. These options expire ten years from the date of grant and vest at 25% per year.
(8)	Includes a disability insurance premium payment of $8,514 per year.
(9)	Wayne McAllister’s title was Managing Director, ACT Videoconferencing. Mr. McAllister was an employee of PictureTel prior to the company’s acquisition of the PictureTel service delivery business in 2001. Although Mr. McAllister was not an executive officer of the company, he was an officer of a subsidiary. He is no longer with the Company.
(10)	Bob Kaphan’s title is Managing Director, ACT Proximity. Mr. Kaphan was an employee of Proximity, Inc. prior to the company’s acquisition of Proximity in January 2002. Although Mr. Kaphan is not an executive officer of the company, he is an officer of a subsidiary.
(11)	10,000 options granted on June 28, 2002 at an exercise price of $2.90. The options expire in ten years from the date of grant and vest at 25% per year.

The table below summarizes options granted to the executives named in the above table of annual compensation during 2002.

Name	Number of Securities		Percent of Total Option/Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%(1)	10%(1)
Gerald Van Eeckhout	20,000		6.2%	$2.90 per share	06/28/12	$36,540	$92,220
	10,957	*		$1.41 per share	10/01/12	$9,727	$24,551
Gavin Thomson	20,000		5.6%	$2.90 per share	6/28/12	$36,540	$92,220
	7,979	*		$1.41 per share	10/01/12	$7,088	$17,888
Gene Warren	20,000		5.9%	$2.90 per share	06/28/12	$36,540	$92,220
	9,176	*		$1.41 per share	10/01/12	$8,151	$20,571
Wayne McAllister	10,000		3.6%	$2.90 per share	06/28/12	$18,270	$46,110
	7,181	*	1.5%	$1.41 per share	10/01/12	$6,379	$16,099
Bob Kaphan	0		0.0%	—	—	—	—

*	Granted under the 2002 Performance Incentive Plan

(1) As required by Securities and Exchange Commission rules, the dollar amounts in the last two columns represent the hypothetical gain or “option spread” that would exist for the options based on assumed 5% and 10% annual compounded rates of appreciation in the price of our common stock over the full ten-year option term (resulting in 63% and 159% appreciation, respectively). These prescribed rates are not intended to forecast possible future appreciation, if any, of our common stock.

The table below summarizes options exercised during 2002, and indicates the value of unexercised options held by the named executives at fiscal year end at the closing share price of $1.28 per share on December 31, 2002 (last trading day of the year):

Name	Shares Acquired on Exercise	Value Realized	Number of Securities underlying unexercised options at December 31, 2002		Value of Unexercised In- the-Money options at December 31, 2002
			Exercisable	Unexercisable	Exercisable	Unexercisable

Gerald Van Eeckhout	0	0	60,957	20,000	0	0

Gavin Thomson	0	0	93,654	35,025	0	0

Gene Warren	0	0	84,251	35,025	0	0

Wayne McAllister	0	0	13,431	28,750	0	0

Bob Kaphan	0	0	0	0	0	0

Certain of our officers have adopted or intend to adopt written plans, known as Rule 10b5-1 plans, in which they have contracted or will contract with broker-dealers to exercise their stock options and sell ACT common stock. Transactions will occur on dates identified when the plans were adopted.

Transactions with related parties

In 2001, we loaned Gene Warren $227,752. The aggregate outstanding balance of the loan was $268,464 on December 31, 2002. This loan bore interest at a rate of 7.5%, was due June 30, 2003, and was secured by Mr. Warren’s tangible personal property. The purpose of this loan was to retain Mr. Warren, the key executive responsible for implementing our worldwide network. In May 2003, we agreed to cancel the loan in consideration of Mr. Warren’s agreement to enter into a new employment agreement, which includes a three-year noncompete agreement.

In July 2001 and subsequently in July 2002, the Board of Directors authorized a loan with recourse to Gerald Van Eeckhout in the amount of $466,757. The purpose of this loan was to assist Mr. Van Eeckhout in exercising stock options. The loan is secured by a general pledge of Mr. Van Eeckhout’s personal assets, bears interest at 6% per year, and matures November 1, 2006.

In accordance with the Sarbanes-Oxley Act of 2002, we no longer make loans to our executive officers, but prior loans remain outstanding pursuant to their original terms.

On January 6, 2003, we entered into a loan agreement for $500,000 provided by director James Seifert. The purpose of this loan was to provide us with bridge financing through a period of growth. The loan bore interest at 12% and matured on May 6, 2003.

On May 12, 2003 we entered into an agreement with certain investors to issue $7.308 million in senior secured subordinated notes, and warrants to purchase our common stock. A personal trust controlled by Mr. Seifert contributed $1 million to the financing, of which $500 thousand (plus accrued and unpaid interest thereon) was originally provided to us in connection with the loan on January 6, 2003. The trust purchased $1.04 million principal amount of the notes and 333,333 warrants, and the bridge note we originally issued to Mr. Seifert was cancelled. In addition, an affiliate of Kansas City Equity Partners, of which Mr. Matlack is a partner, contributed $2.75 million to the financing in return for $2.9 million principal amount of the notes and 916,667 warrants. An affiliate of Convergent Capital Partners, of which Mr. Bares is a partner, contributed $1,625 million to the financing in return for $1.7 million principal amount of the notes and 541,667 warrants.

The senior secured subordinated notes mature April 30, 2006, and bear interest at 12% per year, and are secured by the Company’s assets. The warrants expire May 12, 2010 and are immediately exercisable at $2.50 per share. Under the terms of the financing, the investors other than Mr. Seifert have a right to appoint two members to our Board of Directors, to have one of these appointees serve on the Compensation Committee of the Board, and to be represented on the Board until their notes are paid off and they beneficially own an aggregate of less than 5% of our common stock on a fully diluted basis.

Personnel and Compensation Committee Report

ACT Teleconferencing, Inc.’s overall compensation philosophy is as follows:

•	Attract and retain quality talent, which is critical to both the short-term and long-term success of the Company.
•	Reinforce strategic performance objectives through the use of incentive compensation programs.
•	Create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.
•	Ensure that compensation has been and will continue to be tax deductible.

The committee’s approach to base compensation is to offer competitive salaries in comparison with market practices. The committee annually examines market compensation levels and trends observed in the labor market. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

The committee makes salary decisions in an annual review with input from the CEO. This annual review considers the decision-making responsibilities of each position and the experience, work performance, and team-building skills of position incumbents.

For executive officers, bonus consideration is given to overall corporate or regional performance. For the executive officers of ACT Teleconferencing, Inc., bonuses are calculated at 3% of the yearly increase in consolidated after tax net income. For the executives of our subsidiaries, bonuses are calculated at 1% of the yearly increase in consolidated after tax net income plus 2% of the executive’s respective regional yearly increase in after tax net income. In addition, discretionary bonuses can be paid based on individual achievements not rewarded under the fixed percentage calculation. This bonus structure supports the accomplishment of overall objectives and rewards individual contributions by our executive officers.

Individual annual bonus level targets are consistent with market practices for positions with comparable decision-making responsibilities.

ACT Teleconferencing, Inc. has a stock option plan as embodied in the 1996, 1998, and 2000 plans, as amended, which the committee uses for long-term officer compensation. We establish targeted or projected values of long-term awards at the date of grant by considering observed market practices for similar positions, term of employment, and individual performance.

The committee is comprised of the following members, all of whom are non-executive directors of ACT Teleconferencing, Inc.:

James F. Seifert, Chair

Ronald J. Bach, Member

Donald L. Sturtevant, Member

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2002 were made timely, except that Gerald and Carolyn Van Eeckhout filed two Forms 4 late, reporting three transactions including two stock purchases and a grant of stock options; Gavin Thomson filed one Form 4 late reporting one transaction, an acquisition of stock options; and Gene Warren filed one Form 4 late reporting three transactions including two purchases and a grant of stock options.

Key employee insurance

We maintain a key-employee life insurance policy on the lives of all of our senior executives in amounts ranging from $500,000 to $1.8 million; the major portion of proceeds are payable to ACT with an amount payable to the executive’s estate. The intended purpose of these policies is to assist the company in replacing these executives and in making other adjustments in operations if they die. Our United Kingdom subsidiary holds an additional life insurance policy on the life of David L. Holden in the event of his death in the amount of £1,090,000, payable to the subsidiary. The proceeds are for the purpose of managing the subsidiary and recruiting a successor.

Key employee agreements

Our Board adopted executive agreements with Gerald D. Van Eeckhout, Gene Warren, and Gavin J. Thomson as of April 1, 1999, and amended them on July 26, 1999. If any person that is not our affiliate takes control of us, the takeover triggers the effective date of the executive agreements. Each executive agreement provides that the executive is entitled to a three-year employment agreement commencing on the effective date at the executive’s regular salary and bonus. If the executive is dismissed without cause or leaves for good reason as defined under the agreement, the executive is entitled to three years’ salary and a bonus that is determined according to the Board of Directors’ bonus policy.

One of our founders, Gerald D. Van Eeckhout, also has executed a five-year employment agreement dated July 1, 1999, at a salary and bonus no less than the amount in effect upon execution of the agreement, which includes covenants prohibiting competition with us following the termination of his employment. This employment agreement ensures that the services of Mr. Van Eeckhout will be available to us, as the Board of Directors may determine, and will prohibit Mr. Van Eeckhout from engaging in activities on behalf of a competitor for two years following termination of his employment. The Personnel and Compensation Committee of the Board of Directors annually reviews compensation under his agreement and includes medical insurance and other benefits available to employees generally. If a change in control occurs, as defined in the executive agreement, Mr. Van Eeckhout’s executive agreement will prevail over the terms of his employment agreement, except that his benefits and spousal benefits for his wife, Carolyn R. Van Eeckhout, including medical coverage, will continue for the balance of the five year term, and he will receive a minimum of two years’ compensation under the employment agreement.

Gene Warren’s compensation is principally based on the generation of $3.8 million additional net income over the next two years along with the completion of certain network designs. This additional net income has been generated, but has been recognized as an item of deferred revenues, which will be amortized over a two year period. Mr. Warren executed an employment agreement in connection with our financing in May 2003 that provides for salary at no less than Mr. Warren’s salary during 2003, and that prohibits him from providing services to a competitor for three years following the termination of his employment.

Our United Kingdom subsidiary has a service agreement with its managing director, David L. Holden, which expires on December 31, 2005 or upon six months’ written notice by either the employer or employee. Under this agreement from January 1, 2001, Mr. Holden receives a minimum base salary of £75,000 per year and a performance-related bonus as determined from time to time.

Equity Compensation

We reward our employees with equity compensation in the form of stock options, stock grants, and participation in our Employee Stock Purchase Plan. The following table summarizes our equity compensation plans as of December 31, 2002.

	Number of Shares Underlying Outstanding Options/Grants		Weighted Average Exercise/Grant Price		Number of Available Shares Remaining for Future Issuance Under Equity Compensation Plans
Plans approved by shareholders	1,349,807	(1)	4.25	(1)	250,193	(2)

(1)	Reflects options granted under the Company’s Stock Option Plan of 1991, Stock Option Plan of 1996, as amended, and Stock Option Plan of 2000, as amended.
(2)	Reflects options remaining available for grant under the Company’s Stock Option Plans, as amended, and the Company’s Employee Stock Purchase Plan of 1998, as amended.

Performance Graph

The following graph compares total shareholder return on our Common Stock at each year end, since 1997, to the Nasdaq Composite Index (U.S. and foreign companies) and the Nasdaq Telecommunications Index. The graph assumes that $100 was invested in our stock at $6.125 and that the same amount was invested in the Nasdaq Composite Index and the Nasdaq Telecommunications Index. The closing price for our stock on December 31, 1997 was $6.125. Our closing stock price on December 31, 2002, the last trading day of the Company’s 2002 fiscal year, was $1.28.

Comparison of Cumulative Total Return on Investment

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

December 2002

	ACT Teleconferencing, Inc. (ACTT)	NASDAQ Telecommunications (NASDAQ-T)	NASDAQ Composite Index (NASDAQ-I)
December 31, 1997	100.00	100.00	100.00
December 31, 1998	85.71	163.63	140.99
December 31, 1999	130.61	331.94	262.00
December 29, 2000	116.33	151.56	157.59
December 31, 2001	124.90	77.46	125.05
December 31, 2002	20.90	35.73	85.83

PROPOSAL 2: THIRD AMENDMENT TO THE 2000 STOCK OPTION PLAN

In 2000 we adopted the Stock Option Plan of 2000 (the “2000 Plan”), authorizing 200,000 options to be issued to our employees, non-employee directors, or consultants and advisors. We later increased the number of options authorized under the 2000 Plan to 400,000 options and later increased to 800,000 options. To continue to provide our personnel, outside directors, advisors, or consultants with incentives to provide us with their maximum effort, our Board recommends an increase, by way of amendment, to the 2000 Plan, which will authorize the grant of an additional 400,000 options. This amendment to the 2000 Plan will continue to assist us in attracting and retaining the most qualified personnel for the Company.

The following discussion summarizes and describes the features of the 2000 Plan, but you should carefully read the entire 2000 Plan.

Administration and Terms

The terms of the 2000 Plan provide that a committee of two or more directors administers the plan. If the Board does not appoint a committee to administer the plan, then the Board constitutes the committee. The Personnel and Compensation Committee of the Board of Directors currently serves as the committee that administers the 2000 Plan, all of whose members are “disinterested directors” for purposes of Exchange Act Rule 16b-3 and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The committee has the exclusive power to make awards under the 2000 Plan, to determine when and to whom awards will be granted, and the form, amount, and other terms and conditions of each award. The committee may delegate all or part of its responsibilities under the 2000 Plan to our chief executive officer for granting and administering awards granted to persons, other than persons who are then subject to the reporting requirements of Section 16 of the Exchange Act. The 2000 Plan provides that all awards be evidenced by written agreements containing the terms and conditions of the awards.

All our employees and our affiliates’ employees are eligible to receive awards under the 2000 Plan at the discretion of the committee. The committee also may grant awards other than incentive stock options to individuals who are not employees or outside directors, but who provide services to us or our affiliates as an advisor or consultant. The types of awards allowable under the 2000 Plan include incentive and non-statutory stock options.

Stock options may be granted to recipients at exercise prices with expiration dates as the committee may determine. The exercise price of incentive stock options may not be less than fair market value on the date the option is granted, and the exercise price of a non-statutory stock options may not be less than 85% of fair market value. An incentive stock option shall not be exercisable more than ten years after the date of grant.

The purchase price due upon the exercise of options is payable in cash, through a reduction of the number of shares of common stock delivered to the participant upon exercise of the option, by the shareholder’s delivery of unencumbered stock owned by the participants, a combination of cash and stock, or as provided in the applicable award agreement.

An employee may exercise options only during his or her employment and, under specified circumstances, for three months after termination of employment. If the employee becomes disabled or dies, the individual or his or her legal representative has one year after termination of employment or death, or until the expiration date of the options, whichever is earlier, to exercise the options.

The 2000 Plan will remain in effect until all stock under the 2000 plan is distributed or all awards have expired or lapsed, whichever occurs later, or the 2000 Plan is terminated. The number of purchasable shares and the exercise price may be adjusted under anti-dilution provisions upon the occurrence of specified fundamental changes, such as, stock dividends, stock splits, or other relevant changes in the company’s capital structure.

Summary of Federal Income Tax Consequences

With incentive stock options, a recipient will realize no taxable income, and will not be entitled to any related deduction, at the time an incentive stock option is granted under the 2000 Plan. If statutory employment and holding period conditions are satisfied before the recipient disposes of shares of common stock acquired by the exercise of an option, then no taxable income will result upon the exercise of the option, and the company will not be entitled to any deduction in connection with the exercise. Upon disposition of the shares of common stock after expiration of the statutory holding periods, any gain or loss a recipient realizes will be a capital gain or loss. The company will not be entitled to a deduction with respect to a recipient’s disposition of the shares of our common stock after the expiration of the statutory holding periods.

Except in the event of death, if a recipient disposes of shares of our common stock acquired upon the exercise of an incentive stock option before the expiration of the statutory holding periods (a “disqualifying disposition”), the recipient will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on the disposition, equal to the difference between the exercise price and the fair market value of the shares of our common stock on the date of exercise of the option. We will be entitled to a deduction in the same amount and same date as the recipient is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss. If the recipient pays the option price with shares of common stock originally acquired by the exercise of an incentive stock option, and the statutory holding periods for the stock have not been met, the transactions will be treated as a disqualifying disposition of stock, and the tax consequences of the disqualifying disposition are as described above.

The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as a non-statutory stock option, the tax consequences of which are discussed below.

With non-statutory stock options, a recipient realizes no taxable income, and the company is not be entitled to any related deduction, at the time the non-statutory stock option is granted under the 2000 Plan. At the time of exercise of a non-statutory stock option, the recipient realizes ordinary income, and the Company is entitled to a deduction equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares of common stock, any additional gain or loss the recipient realizes will be taxed as a capital gain or loss.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE

THIRD AMENDMENT TO THE 2000 STOCK OPTION PLAN

AS DISCUSSED IN THIS PROXY STATEMENT.

PROPOSAL 3: SELECTION OF INDEPENDENT AUDITORS

Upon recommendation of our Audit Committee, our Board has selected Ernst & Young LLP, certified public accountants, as independent auditors for the fiscal year ending December 31, 2003. That firm has acted as our independent auditors for the past six years and the Board considers it highly qualified. Fees for the last fiscal year were: annual audit $202,518, other fees $34,926, and non-audit services of $17,912. Ernst & Young LLP billed no fees for financial information systems design and implementation. Audit related services generally include fees for business acquisitions, accounting consulting, and SEC registration statements.

Our Board of Directors wishes to submit the selection of Ernst & Young LLP for shareholders’ approval at the meeting. If the shareholders do not give approval, the Board will reconsider its selection.

A representative from Ernst & Young LLP is expected to be available at the annual shareholders’ meeting and will have an opportunity to make a statement if the representative so desires. The representative is expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2003.

PROPOSAL 4: OTHER PROPER BUSINESS

As of the date of this proxy statement, the Board of Directors is not informed of any other matters, other than those stated above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

By Order of the Board of Directors,

/S/ Gavin Thomson

Gavin Thomson

Secretary/Treasurer

Dated June 20, 2003

PROXY

ACT Teleconferencing, Inc.

Annual Meeting of Shareholders

July 17, 2003

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of ACT Teleconferencing, Inc. appoints Ron Bach and Gavin J. Thomson as proxies and attorneys in-fact, each with the full power of substitution, on behalf and in the name of the undersigned, to vote all shares of Common Stock, no par value, of ACT Teleconferencing, Inc., the undersigned holds of record as of May 12, 2003, at the annual meeting of shareholders to be held on July 17, 2003 at ACT Teleconferencing, Inc., 1526 Cole Boulevard, Golden, Colorado 80401, United States, and at any postponement or adjournment of the annual meeting.

Any shareholder completing this proxy that fails to mark one of the boxes for the proposal will be deemed to have given the proxy holders complete discretion in voting his, her, or its shares on the proposal at the annual meeting. If no mark is made, this proxy will be voted FOR each proposal. If a box is marked, your shares shall be voted according to your instructions.

The Board of Directors recommends a vote FOR each of the directors listed below and a vote FOR the other proposals.

A. Election of Terry Matlack as a class I director to serve until the 2006 annual meeting of shareholders or until his successor is elected and qualified.

☐ For    ☐ Withhold Authority

B. Election of Mack V. Traynor III as a class I director to serve until the 2006 annual meeting of shareholders or until his successor is elected and qualified.

☐ For    ☐ Withhold Authority

C. Election of James F.Seifert as a class I director to serve until the 2006 annual meeting of shareholders or until his successor is elected and qualified.

☐ For    ☐ Withhold Authority

D. Approval of the Third Amendment to the 2000 Stock Option Plan.

☐ For    ☐ Against    ☐ Abstain

E. Ratification of the appointment of Ernst & Young LLP as our independent accountants for the year ending December 31, 2003.

☐ For    ☐ Against    ☐ Abstain

F. In their discretion, the proxies are authorized to vote upon any other business as may properly come before the annual meeting and any postponement or adjournment of the annual meeting.

☐ For    ☐ Against    ☐ Abstain

Please sign exactly as your name appears on your stock certificate. If joint tenants hold the shares, both should sign personally. When signing as attorney-in-fact, executor, administrator, trustee, guardian, or another fiduciary capacity, please give your full title. If signing on behalf of a corporation, please sign in full corporate name by president or other authorized person. If a partnership, please sign in partnership name by authorized person.

Date Signed:                             , 2003

Number of Shares Owned

Print Name(s) of shareholder(s)

Signature (all joint tenants must sign)

Signature of joint tenant (if applicable)

Title (if applicable)